Exhibit 2.1
                                                                     -----------

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re:                              )      Chapter 11
                                    )
WEINER'S STORES, INC.,              )      Case No. 00-3955 (PJW)
a Delaware corporation              )
                                    )
                     Debtor.        )

                    JOINT LIQUIDATING PLAN OF REORGANIZATION
             OF DEBTOR AND OFFICIAL COMMITTEE OF UNSECURED CREDITORS
             -------------------------------------------------------

                     ARNALL GOLDEN GREGORY, LLP
                     J. Hayden Kepner, Jr., Esq.
                     2800 One Atlantic Center
                     1201 West Peachtree Street
                     Atlanta, Georgia 30309-3450
                     (404) 873-8500

                                     -and-

                     RICHARDS, LAYTON & FINGER, P.A.
                     Mark D. Collins (No. 2981)
                     Michael J. Merchant (No. 3854)
                     One Rodney Square
                     P.O. Box 551
                     Wilmington, Delaware 19889
                     (302) 658-6561

                     Counsel to the Debtor and Debtor in Possession

                                     -and-

                     KRONISH LEIB WEINER & HELLMAN, LLP
                     Jay R. Indyke
                     Robert A. Boghosian
                     1114 Avenue of the Americas
                     New York, NY  10036-7798
                     (212) 479-6000

                                     -and-

                     MORRIS, NICHOLS, ARSHT & TUNNELL
                     William H. Sudell, Jr. (No. 463)
                     Michael G. Busenkell (No. 3933)
                     1201 N. Market Street
                     P.O. Box 1347
                     Wilmington, Delaware 19899-1347
                     (302) 658-9200

                     Counsel to the Official Committee of Unsecured Creditors

Dated: February 11, 2002

                                  INTRODUCTION

         Weiner's Stores, Inc. (the "Debtor" or "Weiner's") and the Official Committee of Unsecured Creditors of the Debtor (the "Creditors' Committee") hereby propose the following joint liquidating Chapter 11 plan pursuant to section 1121(a), Title 11, United States Code:

                                    ARTICLE I
                     DEFINED TERMS, RULES OF INTERPRETATION,
                             AND COMPUTATION OF TIME

Defined Terms
-------------

         As used in the Plan, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

         1.01 "Administrative Claim" means a Claim for costs and expenses of administration allowed under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (i) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the businesses of the Debtor; (ii) compensation for legal, financial advisory, accounting, and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code; and (iii) all fees and charges assessed against the Estate under Chapter 123 of Title 28, United States Code, 28 U.S.C. ss.ss. 1911-1930.

         1.02 "Allowed Claim" means:

                  a. a Claim that has been listed by the Debtor on its Schedules as other than disputed, contingent, or unliquidated, to the extent that it is not otherwise a Disputed Claim;

                  b. a Claim for which a proof of Claim has been Filed by the applicable Bar Date or has otherwise been deemed timely Filed under applicable law, to the extent that it is not otherwise a Disputed Claim; or

                  c. a Claim that is allowed: (i) in any stipulation executed by the Debtor or Surviving Officer and a holder of a Claim; (ii) in any contract, instrument, or other agreement entered into in connection with the Plan; (iii) in a Final Order; or (iv) pursuant to the terms of the Plan.

         1.03 "Allowed . . . . Claim" means an Allowed Claim in the particular
Class or category specified. Any reference herein to a particular Allowed Claim includes both the secured and unsecured portions of such Claim.

         1.04 "Avoidance Actions" means any claims or causes of action arising or assertable under Chapter 5 of the Bankruptcy Code.


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

         1.05 "Bankruptcy Code" means Title 11 of the United States Code, 11 U.S C.ss.ss.101-1330, as now in effect or hereafter amended.

         1.06 "Bankruptcy Court" means the United States District Court having jurisdiction over this Chapter 11 Case and, to the extent of any reference made pursuant to 28 U.S.C. ss. 157, the bankruptcy unit of such District Court.

         1.07 "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

         1.08 "Bar Date" means the applicable bar date by which a proof of Claim or proof of Interest must be or must have been Filed, as established by an order of the Bankruptcy Court, including the Bar Date Order and the Confirmation Order.

         1.09 "Bar Date Order" means the Order Pursuant to Bankruptcy Rule 3003(c)(3) Fixing Bar Date for Filing Certain Proofs of Claims, Approving Bar Order Notice, and Approving Notice and Publication Procedure entered by the Bankruptcy Court on March 14, 2001 as the same may have been or may be amended, modified, or supplemented.

         1.10 "Business Day" means any day, other than a Saturday, Sunday, or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

         1.11 "Cash" means cash, cash equivalents and other readily marketable securities or instruments, including, without limitation, direct obligations of the United States of America and certificates of deposit issued by federally-insured banks.

         1.12 "Chapter 11 Case" means the chapter 11 case pending for the Debtor in the Bankruptcy Court.

         1.13 "Claim" means a "claim," as defined in section 101(5) of the Bankruptcy Code, against the Debtor.

         1.14 "Claims Agent" means Donlin, Recano & Company, Inc..

         1.14 "Claims Objection Bar Date" means, for all Claims, the latest of:
(a) 90 days after the Effective Date; (b) 30 days after the Filing of a proof of Claim for such Claim; (c) such other period of limitation as may be specifically fixed by the Plan, the Confirmation Order, the Bankruptcy Rules, or a Final Order for objecting to such Claims; and (d) such later date as provided for by order of the Bankruptcy Court, which order may be entered without further notice.

         1.15 "Class" means a class of Claims or Equity Interests, as described in Article II.

         1.16 "Collateral" means any property of the Debtor that is subject to a valid and enforceable lien to secure a Claim.



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

         1.17 "Confirmation" means the entry of the Confirmation Order on the docket of the Bankruptcy Court.

         1.18 "Confirmation Date" means the date on which the Bankruptcy Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

         1.19 "Confirmation Hearing" means the hearing held by the Bankruptcy Court on Confirmation of the Plan, as such hearing may be continued from time to time.

         1.20 " Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

         1.21 "Creditors' Committee" means the Official Committee of Unsecured Creditors of the Debtor appointed by the United States Trustee in the Chapter 11 Case pursuant to 1102 of the Bankruptcy Code, as presently constituted or as hereinafter reconstituted.

         1.22 "Debtor" means Weiner's Stores, Inc., a Delaware corporation.

         1.23 "Disclosure Statement" means the disclosure statement (including all exhibits and schedules thereto or referenced therein) that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as the same may be amended, modified, or supplemented.

         1.24 "Disputed Claim" means:

                  a. if no proof of Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law: (i) a Claim that is listed on the Debtor's Schedules as other than disputed, contingent, or unliquidated, but as to which the Debtor, the Surviving Officer or the Creditors' Committee has Filed an objection by the Claims Objection Bar Date, or, prior to the Confirmation Date, any other party in interest has Filed an objection, as the case may be, but only to the extent of the difference between the amount of the Claim listed in the Schedules and the amount of such Claim asserted in the objection, or (ii) a Claim that is listed on a Debtor's Schedules as disputed, contingent, or unliquidated; or

                  b. if a proof of Claim or request for payment of an Administrative Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law, a Claim for which an objection has been Filed by the Debtor, the Surviving Officer or the Creditors' Committee by the Claims Objection Bar Date, or, prior to the Effective Date, any other party in interest has Filed an objection, as the case may be, but only to the extent of the difference between the amount of the Claim asserted in the proof of Claim and the amount of such Claim asserted in the objection,

         1.25 "Disbursing Agent" means Joseph E. Myers, Global Credit Services, Inc., 545 Madison Avenue, New York, NY 10021, or such other Person as may be appointed by the Creditors' Committee. The Disbursing Agent will make Cash distributions in accordance with the terms of the Plan.

         1.26 "Disputed Claim Reserve" means the reserve established and maintained by the Surviving Officer for all Disputed Claims.

         1.27 "Disputed Insured Claim" and "Disputed Uninsured Claim" mean, respectively, an Insured Claim or an Uninsured Claim that is also a Disputed Claim.

         1.28 "Distribution Record Date" means the Confirmation Date or any later date established by the Bankruptcy Code.

         1.29 "Effective Date" means a Business Day, as determined by the Debtor and the Creditors' Committee, that (a) is as soon as reasonably practicable after the Confirmation Date and (b) is the day on which (i) all conditions to the Effective Date in Section 8.1 have been met or waived, and (ii) no stay of the Confirmation Order is in effect.

         1.30 "Entity" shall have the meaning set forth in section 101 of the Bankruptcy Code.

         1.31 "Estate" means the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

         1.32 "Equity Interests" means the rights of the holders of the equity security of the Debtor and the rights of any entity to purchase or demand the issuance of any equity security of the Debtor, including:(a) redemption, conversion, exchange, voting, participation, and dividend rights; (b) liquidation preferences; and (c) stock options and warrants.

         1.33 "Fee Claim" means a Claim under sections 330(a), 331, 503, or 1103 of the Bankruptcy Code for compensation of a Professional or other entity for services rendered or expenses incurred in the Chapter 11 Case.

         1.34 "File," "Filed," or "Filing" means file, filed, or filing with the Bankruptcy Court in the Chapter 11 Case.

         1.35 "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent Jurisdiction, as entered on the docket in the Chapter 11 Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired, and no appeal or petition for certiorari has been timely taken, or as to which an appeal that has been taken or any petition for certiorari that has been timely filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

         1.36 "General Distribution Account" means all cash available for distribution to holders of Allowed General Unsecured Claims pursuant to the Plan after payment of or reserve for all Allowed Secured Claims, Allowed Administrative Claims, Allowed Priority Claims, Allowed Priority Tax Claims, Plan Expenses, and Disputed Claims.

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

         1.37 "General Unsecured Claim" means any Claim that is not an Administrative Claim, Priority Claim, Priority Tax Claim, or Secured Claim.

         1.38 "Insured Claim" means any Claim arising from an incident or occurrence that is covered under the Debtor's insurance policies.

         1.39 "Person" means a natural person, or any legal entity or organization including, without limitation, any corporation, partnership (general or limited), limited liability company, business trust, unincorporated organization or association, joint stock company, trust, association, governmental body (or any agency, instrumentality or political subdivision thereof), or any other form of legal entity.

         1.40 "Petition Date" means October 16, 2000.

         1.41 "Plan" means this joint liquidating plan for the Debtor, and all Exhibits attached hereto or referenced herein, as the same may be amended, modified, or supplemented.

         1.42 "Plan Expenses" shall mean all actual and necessary costs and expenses to be incurred in connection with the administration of the Plan, including fees and expenses of the (i) Surviving Officer and any professionals retained by the Surviving Officer, (ii) Creditors' Committee and professionals retained by the Creditors' Committee, (iii) Claims Agent, and (iv) Disbursing Agent.

         1.43 "Post-Confirmation Debtor" means the Debtor in its post-Confirmation Order status.

         1.44 "Priority Claim" means a Claim that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code that is not an Administrative Claim or a Priority Tax Claim.

         1.45 "Priority Tax Claim" means a Claim that is entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

         1.46 "Pro Rata" means, when used with reference to a distribution of Cash from the General Distribution Account, proportionately so that with respect to a particular Allowed Claim, the ratio of (i)(A) the amount of Cash distributed on account of such Claim to (B) the amount of such Claim, is the same as the ratio of (ii)(A) the amount of Cash distributed on account of all Allowed Claims of the Class in which such Claim is included to (B) the amount of all Allowed Claims in that Class;

         1.47 "Professional" means any professional employed in the Chapter 11 Case pursuant to sections 327 or 1103 of the Bankruptcy Code or any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Case pursuant to section 503(b)(4) of the Bankruptcy Code.

         1.48 "Property" means all property of the Debtor's estate of any nature whatsoever, real or personal, tangible or intangible, previously or now owned by the Debtor, or required by the Estate, as defined in section 541 of the Bankruptcy Code.

         1.49 "Schedules" means the schedules of assets and liabilities and the statements of financial affairs Filed by the Debtor, as required by section 521 of the Bankruptcy Code and the Official Bankruptcy Forms, as the same may have been or may be amended, modified, or supplemented.

         1.50 "Secured Claim" means a Claim that is secured by a lien on property in which the Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.

         1.51 "Stipulation of Amount and Nature of Claim" means a stipulation or other agreement between the applicable Debtors or Surviving Officer and a holder of a Claim, or an agreed order of the Bankruptcy Court, establishing the amount and nature of a Claim.

         1.52 "Surviving Officer" shall mean Michael S. Marcus, Vice President and Chief Financial Officer of the Debtor or his duly appointed successor as approved by the Creditors' Committee.

         1.53 "Uninsured Claim" means any Claim that is not an Insured Claim.


Rules of Interpretation and Computation of Time
-----------------------------------------------

         1.54 Rules of Interpretation. For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified, or supplemented pursuant to the Plan; (d) any reference to an entity as a holder of a Claim includes that entity's successors, assigns, and affiliates; (e) all references in the Plan to Sections, Articles, and Exhibits are references to Sections, Articles, and Exhibits of or to the Plan; (f) the words "herein," "hereunder," and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) subject to the provisions of any contract, articles of incorporation, code of regulations, similar constituent documents, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and

Bankruptcy Rules, and (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply.

         1.55 Computation of Time. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

                                   ARTICLE II
                     CLASSES OF CLAIMS AND EQUITY INTERESTS

         In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described in Sections 3.01 and 3.02, have not been classified and thus are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Classes.

         2.01 Class 1 contains all Priority Claims.

         2.02 Class 2 contains all Secured Claims.

         2.03 Class 3 contains all General Unsecured Claims.

         2.04 Class 4 contains all Equity Interests in the Debtor.

                                   ARTICLE III
                    TREATMENT OF CLAIMS AND EQUITY INTERESTS


Unclassified Claims.
--------------------

         3.01 Administrative Claims.

                  a. Payment of Administrative Claims. Except to the extent the holder of an Allowed Administrative Claim agrees otherwise, each holder of an Allowed Administrative Claim shall be paid in respect of such Allowed Administrative Claim the full amount thereof, without interest, in Cash, as soon as practicable after the later of (i) the Effective Date, and (ii) the date on which such Claim becomes an Allowed Claim. Professionals having Fee Claims will be paid only upon Court order pursuant to Section 330 of the Bankruptcy Code.

                  b. Statutory Fees. Allowed Administrative Claims against the Debtor for fees payable pursuant to 28 U.S.C. ss. 1930, as determined by the Bankruptcy Court at the Confirmation Hearing without the need for the United States Trustee to file a written request for the payment of such fees, will be paid on or before the Effective Date in Cash equal to the amount of such Administrative Claims.

                  c. Bar Dates for Administrative Claims / Fee Claims.

                           (1) Requests for payment of Administrative Claims
must be (i) Filed with the Claims Agent, (ii) served on the Surviving Officer and counsel to the Creditors' Committee in accordance with the notice provisions set forth in Section 11.09 hereof, and (iii) served pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 30 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Claims and that do not File and serve a request by the applicable Bar Date will be forever barred from asserting such Claims against the Debtor, the Estate, the Surviving Officer or their property. Objections to Administrative Claims must be Filed and served on the parties that were served with such Claims or requests and the requesting party by the Claims Objection Bar Date.

                           (2) For Professionals or other entities asserting a
Fee Claim for services rendered through the Effective Date, the Professional must File and serve on the United States Trustee, the Surviving Officer, the Creditors' Committee and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Bankruptcy Court, an application for final allowance of such Fee Claim no later than 60 days after the Effective Date. Objections to any Fee Claim must be Filed and served on the parties that were served with such application and the requesting party by the later of (A) 90 days after the Effective Date, (B) 30 days after the Filing of the applicable request for payment of the Fee Claim, and (C) such later date as provided for by order of the Bankruptcy Court.

         3.02 Priority Tax Claims.

                  a. Payment of Priority Tax Claims. Each holder of an Allowed Priority Tax Claim will be paid in respect of such Allowed Claim either (a) the full amount thereof, without post-petition interest or penalty, in Cash, as soon as practicable after the later of (i) the Effective Date, and (ii) the date on which such Claim becomes an Allowed Claim, or (b) such lesser amount as the holder of an Allowed Priority Tax Claim and the Debtor or the Surviving Officer might otherwise agree.

                  b. Other Provisions Concerning Treatment of Priority Tax Claims. The holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any such Claim or demand for any such penalty will be deemed disallowed by Confirmation of the Plan and the holder of an Allowed Priority Tax Claim will be enjoined from assessing or attempting to collect such penalty from the Surviving Officer or the Estate.

Classified Claims
-----------------

         3.03 General Statement Regarding Treatment of Claims and Equity Interests. The Estate's obligations in respect of all Claims and Equity Interests shall be satisfied in accordance with the terms of this Plan.

         3.04 Treatment of Class 1 Claims - Priority Claims. Class 1 claims are unimpaired. The legal, contractual and equitable rights of each Allowed Priority Claim shall be left unaltered. Payment in full in Cash shall be made to the holders of Allowed Priority Claims as soon as practicable after the later of (A) the Effective Date, and (B) the date on which such Claim becomes an Allowed Claim. The holders of Claims in this Class are not entitled to vote.

         3.05 Treatment of Class 2 Claims - Secured Claims. Class 2 Claims are unimpaired. To the extent there are any such Claims in this class, each such Claim shall be deemed to be a separate subclass. To the extent there are any Allowed Secured Claims, at the option of the Debtor or the Surviving Officer, either (A) the legal, equitable and contractual rights to which such Claim entitles the holder thereof shall be left unaltered, (B) the Claim shall be left unimpaired in the manner described in Section 1124(2) of the Bankruptcy Code,
(C) the holder of such Claim shall receive or retain the Collateral securing such Claim, or (D) the holder of such Claim shall receive Cash on the Effective Date in an amount equal to the value of the Collateral securing the Claim. To the extent the value of the Collateral is less than the amount of such Allowed Secured Claim, the deficiency shall be treated as a General Unsecured Claim. The holders of claims in this Class are not entitled to vote.

         3.06 Treatment of Class 3 Claims - General Unsecured Claims. Class 3 Claims are impaired. Each holder of an Allowed General Unsecured Claim will receive in respect of such Claim its Pro Rata distribution of the General Distribution Account.

         3.07 Treatment of Class 4 Equity Interests. Class 4 Equity Interests are impaired. All Class 4 Equity Interests shall be deemed canceled as of the Effective Date and the holders of such Equity Interests shall receive no distribution of any kind under the Plan. Holders of Class 4 Equity Interests shall be deemed to have rejected the Plan.

         3.08 Special Provisions Regarding Treatment of Certain Allowed Claims. Holders of an Allowed Insured Claim will be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified; provided, however, that the maximum amount of any Claim under the Plan on account of an Allowed Insured Claim shall be limited to an amount equal to: (i) the applicable deductible under the relevant insurance policy, minus
(ii) any reimbursement obligations of the Debtor to the insurance carrier for sums expended by the insurance carrier on account of such Claim (including defense costs). Nothing in this Section 3.08 will constitute a waiver of any claim, demand, debt, right, cause of action, or liability that any entity may hold against any other entity, including the Debtor's insurance carriers.

                                   ARTICLE IV
                        CONTINUED EXISTENCE OF THE DEBTOR

         4.01 Continuing Existence.

         (a) From and after the Confirmation Date, the Debtor shall continue in existence for the purpose of (i) winding up its affairs as to any remaining assets of the Estate, as expeditiously as reasonably possible, (ii) liquidating, by conversion to Cash or other methods, any remaining assets of the Estate, as expeditiously as reasonably possible, (iii) enforcing and prosecuting claims, interests, rights and privileges of the Debtor, (iv) resolving Disputed Claims,
(v) administering this Plan, and (vi) filing appropriate tax returns.

         (b) From and after the Confirmation Date, the Surviving Officer or his successor shall continue to serve in his capacity as the officer and responsible person of the Debtor through the earlier of the date the (A) Debtor is dissolved in accordance with this Plan, and (B) Surviving Officer resigns, is replaced or is terminated. From and after the Confirmation Date, the Surviving Officer shall be appointed the sole officer and director of the Debtor (and all bylaws, articles of certificates of incorporation, and related corporate documents are deemed amended by this Plan to permit and authorize such sole appointment) and shall serve in such capacity through the earlier of the date that the (A) Debtor is dissolved in accordance with this Plan, and (B) Surviving Officer resigns, is terminated or unable to serve; provided, however, that, in the event that Surviving Officer resigns, is terminated or unable to serve as a director, then the Bankruptcy Court, after recommendation by the Creditors' Committee, shall select the Surviving Officer's successor who shall be appointed the sole director for the Debtor and shall serve in such capacity until the Debtor is dissolved in accordance with this Plan. After the Effective Date, any officer or director for the Debtor other than the Surviving Officer is deemed to be terminated by the Bankruptcy Court as provided in the following Article.

         (c) Upon the distribution of all assets of the Estate pursuant to this Plan and the filing by or on behalf of the Debtor of a certification to that effect with the Bankruptcy Court, the Debtor shall be deemed dissolved for all purposes without the necessity for any further actions to be taken by or on behalf of the Debtor or payments to be made in connection therewith; provided, however, that the Debtor shall file with the appropriate state authority a certificate of dissolution. From and after the Effective Date, the Debtor shall not be required to file any document, or take any other action, to withdraw its business operation from any states in which the Debtor was previously conducting its business operations.

         4.02 Liquidation of Assets. On and after the Confirmation Date, the Debtor, in consultation with the Creditors' Committee, may, without further approval of the Bankruptcy Court, use, sell, assign, transfer, abandon or otherwise dispose of at a public or private sale any of the Debtor 's remaining assets for the purpose of liquidating and converting such assets to Cash, making distributions and fully consummating the Plan; provided, however, that any such use, sale, assignment, transfer, or other disposal of the Debtor's assets having a market value (or, if not readily determinable, a cost basis to the Debtor) of $25,000 or more shall require the prior written consent of the Creditors' Committee; and, provided further, however, that nothing herein restricts the right of the Debtor or the Committee to obtain Bankruptcy Court approval for the sale, assignment, transfer, or other disposal of certain of the Debtor's assets after the Confirmation Date.

         4.03 Accounts. The Debtor, in consultation with the Creditors' Committee, may establish one or more interest-bearing accounts as it determines may be necessary or appropriate to effectuate the provisions of this Plan.



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

         4.04 Closing of the Chapter 11 Case. When all Disputed Claims filed against the Debtor have become Allowed Claims or have been disallowed by Final Order, and all remaining assets of the Debtor have been liquidated and converted into Cash (other than those assets abandoned by the Debtor), and such Cash has been distributed in accordance with this Plan, or at such earlier time as the Debtor and the Creditors' Committee deem appropriate, the Debtor shall seek authority from the Bankruptcy Court to close the Chapter 11 case in accordance with the Bankruptcy Code and the Bankruptcy Rules.

                                    ARTICLE V
                      MEANS FOR IMPLEMENTATION OF THE PLAN

         5.01 Corporate Governance. On the Effective Date automatically and without further action, (A) each existing member of the Board of Directors of the Debtor will resign or be terminated by the Surviving Officer, and (B) the Surviving Officer shall be deemed the sole shareholder, officer and director of the Post-Confirmation Debtor. The Plan will be administered by the Surviving Officer and all actions taken thereunder in the names of the Post-Confirmation Debtor shall be taken through the Surviving Officer.

         5.02 Distribution Funds. All funds for distribution under the Plan shall be held by the Disbursing Agent.

         5.03 Investments. All Cash held by the Disbursing Agent in any accounts or otherwise shall be invested in accordance with Section 345 of the Bankruptcy Code or as otherwise permitted by a Final Order of the Bankruptcy Court, and that such account shall be held for the benefit of holders of Allowed Claims in the Chapter 11 Case.

         5.04 Appointment and Fees to Disbursing Agent. The Disbursing Agent shall be deemed appointed upon entry of the Confirmation Order, without further motion, application, notice, hearing or other order of the Bankruptcy Court. The Disbursing Agent shall be entitled to a fee for services rendered, in an amount equal to one percent (1%) of all money the Disbursing Agent pays or distributes to holders of Allowed Claims pursuant to the Plan plus reimbursement of the Disbursing Agent's reasonable and necessary expenses in making distributions under the Plan. Such fee and reasonable and necessary expenses of the Disbursing Agent shall be paid from the General Distribution Account.

         5.05 Bond for Disbursing Agent. The Disbursing Agent shall obtain a bond, in the face amount of not less than the amount in the General Distribution Account, issued by a reputable surety reasonably acceptable to the Debtor and the Creditors' Committee, for the benefit of holders of allowed claims. The form and content of the bond must be reasonably satisfactory to the Debtor and the Creditors' Committee. The Disbursing Agent shall obtain, and provide the Debtor and the Creditors' Committee with copies of a bond meeting the foregoing requirements before undertaking the Disbursing Agent's duties pursuant to the Plan.

         5.06 Successor Disbursing Agent. If the Disbursing Agent is unable or unwilling to act in such capacity, then such other person as appointed by the Creditors' Committee shall act as the successor to the Disbursing Agent. Any such successor to the Disbursing Agent shall act in accordance with, and shall be subject to, the terms and provisions of the Plan.

         5.07 Release of Liens. Except as otherwise provided in the Plan or in any contract, instrument or other agreement or document created in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, liens or other security interests (if any) against the property of the Estate shall be released, and all the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests shall revert to the Surviving Officer and its successors and assigns.

         5.08 Rights of Actions. On the Effective Date, any right, claim or cause of action, belonging to the Debtor or its estate against any Person or Entity shall be retained by the Debtor and the Surviving Officer. The Surviving Officer may pursue, settle or release all reserved rights of action, as appropriate, in accordance with the best interest of and for the benefit of the Creditors entitled to receive distributions under the Plan. The Debtor has conducted a review of the potential Avoidance Actions and has determined that it will not pursue any Avoidance Actions.

                                   ARTICLE VI
                                  DISTRIBUTIONS

         6.01 Reserve for Plan Expenses. Prior to making any distributions, as soon as practicable after the Effective Date the Disbursing Agent shall set aside, deduct and reserve an amount of Cash equal to the estimated amount of Plan Expenses. Any Cash in such reserve for Plan Expenses which the Disbursing Agent deems to be excess prior to the closing of the Chapter 11 Cases shall be distributed to holders of Class 3 Claims pursuant to this Article VI of the Plan.

         6.02 Compliance by Disbursing Agent. The Disbursing Agent shall comply fully with all of the terms and provisions of the Plan, insofar as such terms and provisions pertain to the Disbursing Agent.

         6.03 Reclamation Claims. Prior to making any other distributions, the Debtor or the Disbursing Agent shall have distributed Cash in the approximate aggregate amount of $1.7 million, in accordance with the Order Authorizing the Debtor to Pay Reclamation Claims dated October 26, 2001.

         6.04 Distributions and Payments by Disbursing Agent. From and after the Effective Date, and except as to the manner in which the Disbursing Agent's compensation is to be paid (as described in Section 5.04 of the Plan), the Disbursing Agent shall make payments or distributions as provided in the Plan only pursuant to written instructions from the Surviving Officer (and as to which the Creditors' Committee provides the Disbursing Agent with its written consent), and the Disbursing Agent shall be entitled to rely upon such written instructions from the Surviving Officer and such written consent from the Creditors' Committee as being true and correct. Accordingly, the Disbursing Agent shall not issue any check or other instrument, and shall not otherwise cause any Allowed Claim to be paid without the prior written instruction of the Debtor and the written consent of the Creditors' Committee.

         6.05 Initial Distributions of Cash. On the Effective Date, or as soon thereafter as practicable, the Disbursing Agent shall make Cash distributions to each holder of Allowed Claims pursuant to this Article of the Plan. In the case of Fee Claims, the Disbursing Agent shall make payment of such Claims to each holder of such Allowed Fee Claims as and when they become due and payable by order of the Bankruptcy Court authorizing and approving the payment of such Fee Claims.

         6.06 Partial and Interim Distributions. The Disbursing Agent, at the direction of the Surviving Officer and the Creditors' Committee, shall make partial or interim distributions on account of Allowed General Unsecured Claims taking into the account the cost of such partial or interim distributions.

         6.07 Objections to Claims. Objections to Claims shall only be asserted by either the Debtor or the Creditors' Committee and shall be filed with the Bankruptcy Court and served upon Creditors no later than the Claims Objection Bar Date. Notwithstanding the foregoing, unless an order of the Bankruptcy Court specifically provides for a later date, any proof of claim filed after the Bar Date (other than proofs of claim for Administrative Claims) shall be automatically disallowed as a late filed claim, without any action by the Surviving Officer, unless and until the party filing such Claim obtains the written consent of the Surviving Officer to file such Claim late or obtains an order of the Bankruptcy Court upon notice to the Surviving Officer and counsel to the Creditors' Committee that permits the late filing of the Claim, in which event, the Surviving Officer and the Creditors' Committee, as the case may be, shall have 60 days from the date of such written consent or order to object to such Claim, which deadline may be extended by the Bankruptcy Court upon motion of the Surviving Officer or the Creditors' Committee, without notice or a hearing.

         Distributions with respect to and on account of Claims to which objections have been filed will be made as soon as practicable after an order, judgment, decree or settlement agreement with respect to such Claim becomes a Final Order provided that the applicable Creditor shall not receive interest on its Allowed Claim, notwithstanding anything contained herein to the contrary.

         Subject to Bankruptcy Court approval, objections to Claims may be litigated to judgment, settled or withdrawn by the Surviving Officer.

         6.08 No Distributions to Holders of Disputed Claims. Notwithstanding any other provision of this Plan, no Cash or other Property shall be distributed under the Plan on account of any Disputed Claim.

         6.09 Disputed Claim Reserves. On and after the Effective Date, the Disbursing Agent shall establish and maintain reserves for all Disputed Claims. For purposes of establishing a reserve, Cash will be set aside equal to the amount that would have been distributed to the holders of Disputed Claims in such Class had their Disputed Claims been deemed Allowed Claims on the Effective Date or such other amount as may be approved by the Bankruptcy Court upon motion of the Debtor or the Surviving Officer. If, when, and to the extent any such Disputed Claim becomes an Allowed Claim by Final Order, the relevant portion of the Cash held in reserve therefor shall be distributed by the Disbursing Agent to the holder of such Claim. The balance of such Cash, if any remaining after all Disputed Claims have been resolved, shall be distributed Pro Rata to all holders of Class 3 Claims in accordance with the Plan.

         6.10 Unclaimed Property. If any distribution remains unclaimed for a period of one hundred eighty (180) days after it has been delivered (or attempted to be delivered) in accordance with the Plan to the holder entitled thereto, such unclaimed property shall be forfeited by such holder whereupon all right, title and interest in and to the unclaimed property shall be held in reserve by the Disbursing Agent to be distributed Pro Rata to all holders of Class 3 Claims in accordance with the Plan.

         6.11 Withholding Taxes. Any federal, state, or local withholding taxes or other amounts required to be withheld under applicable law shall be deducted from distributions hereunder. All Persons holding Claims shall be required to provide any information necessary to effect the withholding of such taxes.

         6.12 Fractional Cents. Any other provision of this Plan to the contrary notwithstanding, no payment of fractions of cents will be made. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole cent.

         6.13 Payments of Less than Twenty-Five Dollars. If a Cash payment otherwise provided for by this Plan with respect to an Allowed Claim would be less than twenty-five ($25.00) dollars (whether in the aggregate or on any payment date provided in this Plan), notwithstanding any contrary provision of this Plan, the Disbursing Agent shall not be required to make such payment and such funds shall be otherwise distributed to holders of Allowed Claims in accordance with the Plan.

         6.14 Setoffs. Except as otherwise provided for herein, the Surviving Officer or the Disbursing Agent may, but shall not be required to, set off against any Claim and the payments to be made pursuant to this Plan in respect of such Claim, or claims of any nature whatsoever the Debtor or its Estate may have against the Creditor, but neither the failure to do so nor the allowance of a Claim hereunder shall constitute a waiver or release by the Debtor or its Estate of any Claim they may have against the Creditor.

         6.15 Indemnification of Disbursing Agent. The Estate shall indemnify and hold the Disbursing Agent harmless from any loss, liability, claim, demand, or cause of action that is asserted against the Disbursing Agent and that arises directly from payments or distributions that the Disbursing Agent makes in good faith and in reliance upon and compliance with written instructions that the Debtor or the Surviving Officer (and to which the Creditors' Committee gave its written consent) to the Disbursing Agent.

         6.16 Payment of Disbursing Agent's Fees and Expenses. The Disbursing Agent can pay itself its fee and reasonable and necessary expenses each time, and at the same time, the Disbursing Agent makes a distribution under the Plan in respect of Allowed Claims, based on the Debtor's or the Surviving Officer's calculations (as set forth in the Debtor's or Surviving Officer's written instructions to the Disbursing Agent described above) of the distributions or payments to be made to holders of such Allowed Claims; provided, however, that the Disbursing Agent shall not cause such fee or reasonable necessary expense to be paid until (a) the Disbursing Agent has provided the Debtor's counsel and the Creditors' Committee's counsel with a written statement or statements (which shall include itemized schedules setting forth the amount in which the Disbursing Agent requests to be compensated for its fee and for reasonable and necessary expenses, and the manner in which the Disbursing Agent has calculated such fee and expenses), and (b) neither the Debtor nor the Creditors' Committee provided the Disbursing Agent in writing of an objection to such written statement or statements or to the fee or expenses the Disbursing Agent requests within 10 days after the Debtors and the Creditors' Committee's receipt of the written statement(s). In the event the Debtor, the Creditors' Committee or both object to such written statement(s) or to the fee or expenses the Disbursing Agent requests, the Disbursing Agent shall be paid the undisputed portion of such fee and expenses and the disputed portion of the fee and expenses shall be determined by the Bankruptcy Court in a Final Order (on motion of the Debtor, the Creditors' Committee or the Disbursing Agent, and after notice and a hearing).

                                   ARTICLE VII
                        TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

         7.01 Rejection. All unexpired leases have either been rejected by order of the Court or by operation of law in accordance with the provisions of section 365 of the Bankruptcy Code. To the extent a motion to reject a lease of non-residential real property is pending and an order has not been entered by the Court, the motion is deemed withdrawn and the lease is deemed rejected as of the expiration of the period to assume or reject leases of non-residential real property pursuant to Section 365(d)(4) of the Bankruptcy Code. On the Confirmation Date, all executory contracts not previously assumed or rejected by the Debtor shall be automatically rejected by the Debtor without further notice or order, in accordance with the provisions of section 365 and 1123 of the Bankruptcy Code.

         7.02 Bar Date for Rejection Claims. Each Person who is a party to an executory contract not previously assumed or rejected by the Debtors and rejected pursuant to Section 7.01 hereof, shall be entitled to File, not later than thirty (30) days after notice of the entry of the Confirmation Order, a proof of claim for damages alleged to arise from the rejection of such executory contract, or be forever barred. A copy of such proof of claim shall be Filed with the Claims Agent and served on the Surviving Officer and counsel to the Creditors' Committee in accordance with the notice provisions set forth in section 11.9 hereof, not later than thirty (30) days after notice of entry of the Confirmation Order. If an objection to any such proof of claim is Filed and the Claim becomes an Allowed Claim, then such Claim shall be classified as a

General Unsecured Claim and distributions shall be made in accordance with the provisions of the Plan.

                                  ARTICLE VIII
                 CONDITIONS PRECEDENT EFFECTIVENESS OF THE PLAN

         8.01 Conditions to Effective Date. The Plan shall not become effective unless and until each of the following conditions has been satisfied:

         (A) The Bankruptcy Court shall have entered the Confirmation Order; and

         (B) The Confirmation Order shall have become a Final Order.

                                   ARTICLE IX
                            RETENTION OF JURISDICTION

         Following the Confirmation Date and until such time as all payments and distributions required to be made and all other obligations required to be performed under this Plan have been made and performed, the Bankruptcy Court shall retain jurisdiction as is legally permissible, including, without limitation, for the following purposes:

         9.01 Claims. To determine the allocability, classification, or priority of Claims against the Debtor upon objection by the Surviving Officer, the Creditors' Committee or any other party in interest;

         9.02 Injunction, etc. To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order, or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Bankruptcy Court in the Chapter 11 Case on or before the Effective Date with respect to any Person or Entity;

         9.03 Professional Fees. To determine any and all applications for allowance of compensation and expense reimbursement of Professionals for periods through the Effective Date, as provided for in the Plan. After the Effective Date, fee requests may be submitted, on a monthly basis, directly to the Surviving Officer with additional copies provided to respective counsel to the Debtor and the Creditors' Committee. In the event that no party objects to such compensation and expense reimbursement within ten (10) days of service of such fee requests, the compensation and expense reimbursement requested may be satisfied without the need for further approval of the Bankruptcy Court. All disputes to fee requests must be in writing and served upon the Surviving Officer and respective counsel to the Debtor and the Creditors' Committee within ten (10) days of service of such fee requests. If such written objection is timely served upon the parties and cannot be resolved within 15 days of service of such written objection, the objecting party must file an objection to the disputed fee request and request a hearing from the Bankruptcy Court to consider such fee request, without prejudice to the right of the affected Professional to receive payment of future fees not subject to dispute. Notwithstanding the foregoing, the Disbursing Agent shall pay the undisputed portion of each such Fee Request;

         9.04 Certain Claims. To determine any Secured Claim, Priority Tax Claims, Priority Claims, Administrative Claims or any request for payment of Administrative Claims;

         9.05 Dispute Resolution. To resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and the making of distributions thereunder, including, without limitation, any dispute concerning payment of professional fees and expenses of the (i) Surviving Officer, (ii) Debtor, and (iii) Creditors' Committee;

         9.06 Leases and Executory Contracts. To determine any and all motions for the rejection, assumption, or assignment of executory contracts or unexpired leases, and to determine the allowance of any Claims resulting from the rejection of executory contracts and unexpired leases;

         9.07 Actions. To determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted prior to the closing of the Chapter 11 Case, including any remands;

         9.08 General Matters. To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order or as may be authorized under provisions of the Bankruptcy Code;

         9.09 Plan Modification. To modify the Plan under Section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

         9.10 Aid Consummation. To issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Person or Entity, to the full extent authorized by the Bankruptcy Code;

         9.11 Implementation of Confirmation Order. To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated; and,

         9.12 Final Order. To enter a Final Order closing the Chapter 11 Case.

                                    ARTICLE X
                             EFFECTS OF CONFIRMATION

         10.01 Releases and Related Matters.

                  a. Releases by Debtor. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtor will be deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action and liabilities in connection with or related to the Debtor, the Chapter 11 Case or the Plan (other than the rights of the Debtor or the Surviving Officer to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder and to litigate Disputed Claims, including without limitation to make any claim, or demand or allege and prosecute any cause of action against any holder of a Disputed Claim, whether such claim is an Administrative claim, a Secured Claim, a Priority Tax Claim, a Priority Claim or a General Unsecured Claim), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, that are based in whole or in part on any act, omission or other occurrence taking place on or prior to the Effective Date and that may be asserted by or on behalf of the Debtor or its Estate against (A) the Debtor's current and former officers and directors, (B) the Creditors' Committee and its members, acting in such capacity, (C) the respective current and former agents, advisors, attorneys, Professionals and other representatives of the Debtor and the Creditors' Committee, (including the respective current and former members and professionals of the foregoing) acting in such capacity or (D) holders of Equity Interests.

                  b. Exculpation. Neither the Debtor, the Surviving Officer, the Creditors' Committee, their respective Professionals, their respective current and former officers and directors, nor their respective agents, advisors, attorneys and representatives shall have or incur any liability to any holder of any Claim or Equity Interest for any act or omission in connection with, related to, or arising out of the Chapter 11 Case, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtor, the Surviving Officer, the Creditor's Committee and each of their respective members, officers, directors, employees, advisors, professionals and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         10.02 Injunction. As of the Effective Date, all Persons that have held, currently hold, or may hold a Claim or other debt or liability against or Equity Interest in the Debtor are permanently enjoined from commencing, continuing or pursuing against any Person any action that belongs to the Debtor.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

         11.01 Pre-Confirmation Modification. The Plan may be altered, amended or modified by the Debtor and the Creditors' Committee before the Confirmation Date as provided in Section 1127 of the Bankruptcy Code.

         11.02 Post-Confirmation Immaterial Modification. The Debtor or the Surviving Officer may, with the approval of the Bankruptcy Court, in consultation with the Creditors' Committee, and without notice to all holders of Claims and Equity Interests, insofar as it does not materially and adversely affect the interest of holders of Claims, correct any defect, omission or inconsistency in the Plan in such manner and to such extent as may be necessary to expedite consummation of this Plan.

         11.03 Post-Confirmation Material Modification. The Plan may be altered or amended after the Confirmation Date by the Debtor, Surviving Officer or Creditors' Committee in a manner which, in the opinion of the Bankruptcy Court, materially and adversely affects holders of Claims, provided that such alteration or modification is made after a hearing as provided in Section 1127 of the Bankruptcy Code.

         11.04 Dissolution of Committee. The Creditors' Committee as presently constituted shall remain in existence until the closing of the Chapter 11 Case pursuant to the terms of Section 4.04 of the Plan, at which time the Creditors' Committee shall dissolve and be terminated, subject only to its rights to prosecute any actions pending on the date of such dissolution.

         11.05 Withdrawal or Revocation of the Plan. The Debtor and the Creditors' Committee reserve the right to revoke or withdraw the Plan prior to the Effective Date. If the Debtor and the Creditors' Committee revoke or withdraw the Plan, then the result shall be the same as if the Confirmation Order had not been entered and the Effective Date had not occurred.

         11.06 Successors and Assigns. The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such Persons or Entities.

         11.07 Cramdown. To the extent any Impaired Class of Claims or Interest Holders entitled to vote on the Plan votes to reject the Plan, the Debtor and the Creditors' Committee reserve the right to request confirmation of the Plan under Section 1129(b) of the Bankruptcy Code with respect to such Class(es).

         11.08 Governing Law. Except to the extent that the Bankruptcy Code is applicable, the rights and obligations arising under this Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

         11.09 Notices. Any notice required or permitted to be provided under the Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery or (c) reputable overnight courier service, freight prepaid, to be addressed as follows:

         If to the Debtor or the Surviving Officer:

         Michael S. Marcus, Vice President
         Weiner's Stores, Inc.
         c/o Your Corner Office
         340 N. Sam Houston Pkwy. E, Suite 100
         Houston, Texas 77060

         With a copy to:

         ARNALL GOLDEN GREGORY, LLP
         2800 One Atlantic Center
         1201 West Peachtree Street
         Atlanta, Georgia 30309-3450
         Attn:  Hayden J. Kepner, Jr., Esq.

         If to the Creditors' Committee:

         Kronish Leib Weiner & Hellman, LLP
         1114 Avenue of the Americas
         New York, NY  10036-7798
         Attn:  Jay R. Indyke, Esq.
                Robert A. Boghosian, Esq.

         11.10 Severability: If any provision of this Plan is determined to be unenforceable in whole or in part, such determination shall in no way limit or affect the enforceability or operative effect of any other provision of the Plan.

                      WEINER'S STORES, INC.



                      By: /s/ Michael S. Marcus
                         --------------------------------------------------
                      Its: Vice President and Chief Financial Officer
                         --------------------------------------------------

                              - and-

                      THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS



                      By: /s/ Debbie Staton on behalf of Levi Strauss & Co.
                         --------------------------------------------------
                      Its: Chairperson
                          -------------------------------------------------


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